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                                                                EXHIBIT 4.1

                         AMENDMENT TO RIGHTS AGREEMENT



          AMENDMENT, dated as of September 7, 1997 (this "Amendment"), to the Rights Agreement (the "Rights Agreement"), dated as of April 19, 1996, between CompuServe Corporation, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank (the "Rights Agent").

          Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates (as defined therein).

          The Company desires to amend the Rights Agreement as set forth in this Amendment in connection with the execution and delivery of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 7, 1997, by and among H&R Block, Inc., a Missouri corporation ("Block"), H&R Block Group, Inc., a Delaware corporation ("Group") and a wholly-owned subsidiary of Block, the Company, WorldCom, Inc., a Georgia corporation ("WorldCom") and Walnut Acquisition Company, L.L.C., a Delaware limited liability company which is wholly owned by WorldCom and the execution and delivery of the Stockholders Agreement (the "Stockholders Agreement") dated as of September 7, 1997 by and among Block, Group and WorldCom.

          NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1.  Amendment of Section 1.  Section 1 of the Rights Agreement is
              ----------------------
hereby amended by adding the following after the phrase "to the terms of any such plan" at the end of the first sentence of the definition of "Acquiring Person" thereof:

          "and shall not include either WorldCom, Inc., a Georgia corporation ("WorldCom") or Walnut Acquisition Company, L.L.C., a Delaware limited liability company which is wholly-owned by WorldCom ("Walnut LLC") or any Affiliate or Associate of WorldCom or Walnut LLC to the extent that either WorldCom, Walnut LLC or any Affiliate or Associate of WorldCom or Walnut LLC becomes the beneficial owner of Common Shares by virtue of any of the WorldCom Events."

          Section 1 of the Rights Agreement is also hereby amended by adding the following sentence to the end of the definition of "Distribution Date" thereof:

: "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have
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          occurred as the result of the announcement or occurrence of any of the
          WorldCom Events."

          Section 1 of the Rights Agreement is also hereby amended by adding the following definitions in the appropriate places such that the definitions remain in alphabetical order:

:         "Block" shall mean H&R Block, Inc., a Missouri corporation.

: "Group" shall mean H&R Block Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Block.

:         "Effective Time" shall have the meaning set forth in the Merger
          Agreement.

: "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of September 7, 1997, by and among Block, Group, the Company, WorldCom and Walnut LLC, as such may be amended from time to time.

          "Stockholders Agreement" shall mean the Stockholders Agreement, dated as September 7, 1997, by and among Block, Group and WorldCom, as such may be amended from time to time.

:         "WorldCom" shall mean WorldCom, Inc., a Georgia corporation.

: "Walnut LLC" shall mean Walnut Acquisition Company, L.L.C., a Delaware limited liability company.

: "WorldCom Events" shall mean any of (i) the acquisition of Common Shares by WorldCom or Walnut LLC pursuant to the transactions contemplated in the Merger Agreement or the Stockholders Agreement or any of the agreements contemplated by the Merger Agreement, (ii) the execution of the Merger Agreement or the Stockholders Agreement or any of the agreements contemplated by the Merger Agreement or the Stockholders Agreement, or (iii) the consummation of any of the other transactions contemplated in the Merger Agreement or the Stockholders Agreement or any of the agreements contemplated by the Merger Agreement or the Stockholders Agreement.

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          2.  Amendment of Section 13.  Section 13 of the Rights Agreement is
              -----------------------
hereby amended by adding thereto the following subsection (d):

          "(d) Notwithstanding anything in this Rights Agreement to the contrary none of the WorldCom Events shall be deemed to be an event contemplated by Section 13 and none of the WorldCom Events shall cause the Rights to be adjusted or exercisable in accordance with Section 13."

          3.  Amendment of Section 35.  The Rights Agreement is hereby amended
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by adding thereto the following new Section 35:

          "Section 35.  Termination.  Notwithstanding any provision of this
                        -----------
          Agreement to the contrary (including, without limitation, Section 7(a) hereof), effective upon the Effective Time (as defined in the Merger Agreement), or upon consummation of the purchase of stock pursuant to the option contained in the Stockholders Agreement, this Agreement will terminate and the Rights thereafter shall cease to be in existence or exercisable and the Rights and this Agreement shall be of no further force or effect."

          4.  Distribution Date and Shares Acquisition Date.  The Company and
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the Rights Agent acknowledge that, as a result of the actions taken in this
Amendment, none of the actions or transactions contemplated by the Merger Agreement or the Stockholders Agreement will cause the occurrence of a Distribution Date or a Shares Acquisition Date or be deemed a Triggering Event (as each such term is defined in the Rights Agreement).

          5.  GOVERNING LAW.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT
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MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

          6.  Counterparts.  This Amendment may be executed in any number of
              ------------
counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

          Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                 COMPUSERVE CORPORATION



                                 By: /s/ Frank L. Salizzoni
                                     -------------------------------------
                                     Name:  Frank L. Salizzoni
                                     Title: Chairman of the Board and Acting
                                            Chief Executive Officer


                                 HARRIS TRUST AND SAVINGS BANK



                                 By: /s/ K.W. Penn
                                     -------------------------------------
                                     Name:  K.W. Penn
                                     Title: Assistant Vice President

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